Exhibit 10.3

Execution Version

February 7, 2021

Tortoise Acquisition Corp. II

5100 W. 115th Place

Leawood, KS 66211

Volta Industries, Inc.

155 De Haro Street

San Francisco, CA 94103

RE:	Sponsor Letter Agreement

Reference is made to that certain Business Combination Agreement and Plan of Reorganization (the “Combination Agreement”), to be dated as of the date hereof, by and among Tortoise Acquisition Corp. II, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), SNPR Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror, SNPR Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror, and Volta Industries, Inc., a Delaware corporation (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by the Company, Acquiror, Tortoise Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”) and the undersigned parties listed under Sponsor on the signature page hereto (each such party, a “Holder, and collectively, the “Holders”) in connection with the transactions contemplated by the Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Acquiror, Sponsor and the Holders hereby agree as follows:

1.	(i) Sponsor represents and warrants that it holds 8,520,000 issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Acquiror (the “Acquiror Class B Common”), and (ii) each of the Holders represents and warrants that he or she holds 35,000 shares of Acquiror Class B Common, in each case as of the date of this Letter Agreement. Acquiror and the Holders collectively hold all shares of Acquiror Class B Common issued and outstanding as of the date hereof.

2.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Article VIII of the Combination Agreement, effective immediately prior to the Domestication, Sponsor and each Holder hereby waive any and all rights that the holders of the Acquiror Class B Common have or will have under Article 17.3 of Acquiror’s Amended and Restated Memorandum and Articles of Association (the “Acquiror Articles of Association”) to receive, with respect to each share of Acquiror Class B Common, more than one (1) (a) Class A ordinary share, par value $0.0001 per share, of Acquiror (the “Acquiror Class A Common”), or (b) after the Domestication, share of Domesticated Acquiror Class A Common Stock.

3.	Sponsor, the Holders and Acquiror are parties to that certain letter agreement dated September 10, 2020 that was entered into in connection with the initial public offering of Acquiror (the “Prior Letter Agreement”). The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and Sponsor and the Holders shall each comply with, and fully perform all of their respective obligations, covenants and agreements set forth in, the Prior Letter Agreement.

4.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof, neither Sponsor nor the Holders shall modify or amend the Prior Letter Agreement.

5.	Sponsor and the Holders each hereby acknowledge that they have read the Combination Agreement and this Letter Agreement and have had the opportunity to consult with their tax and legal advisors. Sponsor and the Holders shall each be bound by and comply with Section 7.01 (No Solicitation) and Section 7.10(d) (Public Announcements) of the Combination Agreement (and any relevant definitions contained in any such Sections) as if Sponsor and each Holder were original signatories to the Combination Agreement with respect to such provisions, mutatis mutandis.

6.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Acquiror, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Acquiror Class A Common and Acquiror Class B Common (the “Acquiror Shares”) entitled to vote thereon to adopt the Combination Agreement and approve the Domestication, the Mergers and the other transactions contemplated by the Combination Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Combination Agreement, the Domestication, the Mergers or the other transactions contemplated by the Combination Agreement is sought, Sponsor and each Holder shall vote (or cause to be voted) all Acquiror Shares entitled to vote thereon currently or hereinafter owned by Sponsor and each Holder in favor of the foregoing.

7.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Acquiror, or at any postponement or adjournment thereof, or in any other circumstances upon which Sponsor’s or the Holders’ vote, consent or other approval (including by written consent) is sought, Sponsor and each Holder shall vote (or cause to be voted) all Acquiror Shares entitled to vote thereon, currently or hereinafter owned by Sponsor or such Holder, against and withhold consent with respect to any merger, purchase of all or substantially all of any person’s assets or other business combination transaction (other than the Combination Agreement and the transactions contemplated thereby, including the Domestication and the Mergers). Neither Sponsor nor any holder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the consummation of the Mergers or the earlier termination of the Combination Agreement pursuant to Article IX thereof.

8.	Subject to the terms and conditions of this Letter Agreement, Acquiror, Sponsor and each Holder agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

9.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof, Sponsor and each Holder agree not to (a) transfer any Acquiror Shares or (b) deposit any Acquiror Shares into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Acquiror Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement and the Prior Letter Agreement); provided, that Sponsor and the Holders may transfer any such Acquiror Shares to any Affiliate if, and only if, the transferee of such Acquiror Shares evidences in a writing reasonably satisfactory to Acquiror and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor or Holder, as applicable.

10.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof, Sponsor and each Holder agree that any Acquiror Shares that Sponsor or any Holder purchase or otherwise hereinafter acquire or with respect to which Sponsor or any Holder otherwise acquire sole or shared voting power after the execution of this Letter Agreement and prior to the earlier of the consummation of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they were owned by Sponsor or such Holder as of the date hereof.

11.	Sponsor hereby represents and warrants to Acquiror and to the Company as follows:

(a) Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid and binding agreement of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) As of the date hereof, Sponsor is the owner of 8,520,000 shares of Acquiror Class B Common, free and clear of any and all Liens, other than those created by this Letter Agreement, the Prior Letter Agreement and the Acquiror Organizational Documents, and Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities, of Acquiror. Sponsor has and will have until the earlier of the Effective Time and the termination of the Combination Agreement pursuant to Article IX thereof sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Letter Agreement and power to agree to all of the matters applicable to Sponsor set forth in this Letter Agreement.

(c) The execution and delivery of this Letter Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Letter Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquiror Shares owned by Sponsor pursuant to any contract or agreement to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person is required by or with respect to Sponsor in connection with the execution and delivery of this Letter Agreement or the consummation by Sponsor of the transactions contemplated hereby, except as have been obtained as of the date hereof.

(e) As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Except for this Letter Agreement and the Prior Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Acquiror Shares or other equity securities of Acquiror owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Acquiror Shares or other equity securities of Acquiror owned by Sponsor or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement.

(g) Sponsor understands and acknowledges that the Company is entering into the Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Letter Agreement.

12.	This Letter Agreement, together with the Combination Agreement to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by Sponsor or any Holder in connection with the initial public offering of Acquiror constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

13.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

14.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Combination Agreement. In the event of any conflict between the terms of this Letter Agreement and the Combination Agreement, the terms of the Combination Agreement shall govern. The provisions set forth in Sections 9.04 (Amendment), 9.05 (Waiver), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.08 (Headings), 10.09 (Counterparts) and 10.10 (Specific Performance) of the Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Combination Agreement, with (a) notices to Acquiror or the Company being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor or any Holder being sent to:

Tortoise Sponsor II LLC

5100 W. 115th Place

Leawood, KS 66211

Attention: Michelle Johnston; Steve Schnitzer; Vince Cubbage
Email: mjohnston@tortoiseecofin.com; schnitzer@tortoiseecofin.com; vcubbage@tortoiseecofin.com with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Brenda Lenahan; Ramey Layne

Email: blenahan@velaw.com; rlayne@velaw.com

16.	This Letter Agreement shall terminate, and have no further force and effect, if the Combination Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

SPONSOR

Tortoise Sponsor II LLC

By: TortoiseEcofin Borrower, LLC,
its Managing Member

By:	/s/ Michelle Johnston
Name: Michelle Johnston
Title: Chief Financial Officer

HOLDERS

/s/ Juan Daboub
Juan J. Daboub

/s/ Karin McKindell Leidel
Karin McKindell Leidel

/s/ Sidney Tassin
Sidney L. Tassin

Acknowledged and agreed
as of the date of this Letter Agreement:

Tortoise Acquisition Corp. II

By:	/s/ Vincent T. Cubbage
	Name:	Vincent T. Cubbage
	Title:	Chief Executive Officer

Acknowledged and agreed
as of the date of this Letter Agreement:

Volta Industries, Inc.

By:	/s/ Scott Mercer
Name:	Scott Mercer
Title:	CEO

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